EXHIBIT 23(E)




                      CONSENT OF INDEPENDENT ACCOUNTANTS


   We consent to the incorporation by reference in the Prospectus forming a part of the Registration Statement on Form S-3 filed by National City Bancshares, Inc. of our report dated June 8, 1998, on our audit of the consolidated balance sheets of 1st Bancorp Vienna, Inc. and subsidiary, as of December 31, 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the two years ended December 31, 1997 and 1996, which report appears in the National City Bancshares, Inc. Annual Report on Form 10-K for the year ended December 31, 1998.

/s/  GRAY HUNTER STENN LLP
Marion, Illinois
March 25, 1999